Filed pursuant to Rule 433

Registration No. 333-116138

August 10, 2007

5.626% Senior Notes due 2009

of Marshall & Ilsley Corporation

Pricing Term Sheet

Issuer:	Marshall & Ilsley Corporation
Size:	$398,575,000
Maturity:	August 17, 2009
Coupon:	5.626%
Price:	100.20% of face amount
Yield to maturity:	5.519%
Spread to Benchmark Treasury:	+110-1/2 bps
Benchmark Treasury:	4.625 due July 31, 2009
Benchmark Treasury Price and Yield:	100-12+; 4.414%
Interest Payment Dates:	February 15 and August 15, commencing February 15, 2008
Redemption Provisions:	Not redeemable prior to maturity
Settlement:	T+3: August 15, 2007
CUSIP:	571834 AF 7
Ratings (Moody’s/S&P/Fitch):	A1/A/A+
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer or either of the remarketing agents will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. at (212) 834-4533 or Merrill Lynch & Co. at (866) 500-5408.